Exhibit 99.1

Coronado Biosciences Reports Financial Results for the Second Quarter Ended June 30, 2012

Burlington, MA – August 8, 2012 –Coronado Biosciences, Inc. (NASDAQ: CNDO), a biopharmaceutical company focused on the development of novel immunotherapy agents for the treatment of autoimmune diseases and cancer, today announced its financial results for the second quarter ended June 30, 2012.

Coronado reported a net loss of $6.5 million and $13.0 million for the three and six months ended June 30, 2012, respectively, compared to a net loss of $3.7 million and $26.3 million for the three and six months ended June 30, 2011, respectively. Included in the net loss for the six months ended June 30, 2011 was a charge of $20.7 million for in-process research and development expense related to the acquisition of TSO (Trichuris suis ova or CNDO-201). Included in the net loss attributed to common stockholders in the three and six month periods ended June 30, 2011 is $5.9 million fair value of a common stock dividend to the Series A Preferred Stockholders. This amount is not included in retained deficit.

Research and development expenses were $4.5 million and $9.1 million for the three and six months ended June 30, 2012, respectively, compared to $2.1 million and $3.4 million for the three and six months ended June 30, 2011, respectively. The increases in research and development expenses relate primarily to the TSO development program.

General and administrative expenses totaled $1.9 million and $3.9 million for the three and six months ended June 30, 2012, respectively, compared to $1.6 million and $2.2 million for the three and six months ended June 30, 2011, respectively. The increases in general and administrative expenses included expenses primarily related to the company’s infrastructure growth and increased business activity. At June 30, 2012, Coronado’s cash totaled $38.2 million.

“During this quarter, we raised gross proceeds of over $28 million to continue funding the development of our two novel biologic product candidates, TSO and CNDO-109. This capital strengthens our balance sheet and provides sufficient cash into the fourth quarter of 2013,” said Dr. Bobby W. Sandage, Jr., Coronado’s President and CEO. “Pending discussions with the FDA, we plan to initiate during this quarter a company-sponsored phase 2 clinical trial of TSO for Crohn’s disease in the U.S, which we expect to complete in the second half of 2013. Our partner, Dr. Falk Pharma’s phase 2 clinical trial of TSO for Crohn’s disease will also have an additional interim analysis in mid-2013. Additionally, we are on schedule to start screening patients for the phase 1/2 trial of CNDO-109 in acute myeloid leukemia, or AML, before the end of this year.”

Recent Corporate and Scientific Highlights:

•	Closed public offering with gross proceeds of $28.8 million

•	Initiation of investigator-initiated study evaluating TSO in ulcerative colitis

•	CNDO added to the Russell 3000® Index

•	Recommendation by an Independent Data Monitoring Committee to continue the Falk phase 2 trial of TSO in Crohn’s disease

•	Notice of allowance for first U.S. patent covering CNDO-109

•	Received Orphan-Drug Designation from FDA for CNDO-109-Activated Allogeneic Natural Killer Cells for the Treatment of AML

Conference Call and Webcast Information

Coronado management will review its second quarter financial results and development programs via conference call and webcast today at 8:30 AM ET. To participate in the conference call, please dial (877) 312-5413 (toll free from the US and Canada), or (253) 237-1511 (for international callers). Investors may also access a live audio webcast of the call at www.coronadobiosciences.com on the Events & Webcasts page.

A replay of the webcast will be available shortly after the conclusion of the call. The webcast archive will remain available for one year. An audio replay will also be available shortly after the conclusion of the call and will be made available until August 17, 2012. The audio replay can be accessed by dialing (855) 859-2056 (toll free from the US and Canada), or (404) 537-3406 (for international callers) and entering Event ID 99614141.

About Coronado Biosciences

Coronado Biosciences is engaged in the development of novel immunotherapy biologic agents. The company’s two principal pharmaceutical product candidates in clinical development are: TSO (Trichuris suis ova or CNDO-201), a biologic for the treatment of autoimmune diseases, such as Crohn’s disease, ulcerative colitis and multiple sclerosis; and CNDO-109, a biologic that activates natural killer (NK) cells, for the treatment of acute myeloid leukemia (AML) and solid tumors. For more information, please visit www.coronadobiosciences.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the company’s product development programs and any other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated risks relating to the results of research and development activities, uncertainties relating to preclinical and clinical testing, financing and strategic agreements and relationships, the early stage of products under development, our need for substantial additional funds, government regulation, patent and intellectual property matters; our dependence on third party suppliers and competition, as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Contact Information:

Investor Relations

Lucy Lu, MD, Executive Vice President & Chief Financial Officer

Coronado Biosciences, Inc.

781-238-6619; ir@coronadobio.com

Tricia Swanson

The Trout Group, LLC.

646-378-2953; tswanson@troutgroup.com

Media Relations

Dennis S. Dobson Jr., CEO

Dobson Media Group

203-258-0159; dobsonpr@erols.com

CORONADO BIOSCIENCES, INC. AND SUBSIDIARY

(A development stage enterprise)

Consolidated Balance Sheets

(Unaudited)

	June 30, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$38,207	$23,160
Prepaid and other current assets	286	215

Total Assets	$38,493	$23,375

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$3,926	$3,493
Debt	750	750

Total Liabilities	4,676	4,243
Stockholders’ Equity	33,817	19,132

Total Liabilities and Stockholders’ Equity	$38,493	$23,375

CORONADO BIOSCIENCES, INC. AND SUBSIDIARY

(A development stage enterprise)

Consolidated Statements of Operations

($ in thousands except for share amounts )

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2012	2011	2012	2011
Operating expenses:
Research and development	$4,525	$2,142	$9,116	$3,388
General and administrative	1,940	1,594	3,930	2,187
In-process research and development	—	—	—	20,706

Loss from operations	(6,465)	(3,736)	(13,046)	(26,281)
Interest income	29	22	73	41
Interest expense	(19)	(19)	(38)	(36)

Net loss	(6,455)	(3,733)	(13,011)	(26,276)
Common Stock dividend to Series A Convertible Preferred Stock	—	(5,861)	—	(5,861)

Net loss attributed to Common Stockholders	($6,455)	($9,594)	($13,011)	($32,137)

Basic and diluted net loss per common share	($0.34)	($1.64)	($0.69)	($6.04)

Weighted average common shares outstanding—basic and diluted	19,194,053	5,848,642	18,899,149	5,322,793